Incentive Stock Option Plan
April 2012 Revision

EXHIBIT 4.1
INCENTIVE STOCK OPTION PLAN
(the "Plan")

BAJA MINING CORP.
(the "Company")

April 2012 Revision

1.	Purpose of the Plan

The purpose of the Plan is to assist the Company in attracting, retaining and motivating employees, officers, directors and consultants of the Company and its subsidiaries (collectively, “Eligible Persons”) and to closely align the personal interests of such Eligible Persons with those of the shareholders by providing them with the opportunity, through options, to acquire common shares in the capital of the Company.

2.	Implementation

The Plan and the grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of the Toronto Stock Exchange (the “Exchange”) and of any governmental authority or regulatory body to which the Company is subject.

3.	Administration

The Plan shall be administered by the Board of Directors of the Company which shall, without limitation, subject to the approval of the Exchange, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board of Directors may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretions with respect to the Plan granted to it hereunder to such committee of directors of the Company as the Board of Directors may designate and upon such delegation such committee of directors, as well as the Board of Directors, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to the Plan. When used hereafter in the Plan, "Board of Directors" shall be deemed to include a committee of directors acting on behalf of the Board of Directors.

4.	Shares Issuable Under the Plan

Subject to the requirements of the Exchange:

(a)
the aggregate number of shares (“Optioned Shares”) that may be issuable pursuant to options granted under the Plan will not exceed 10% of the number of issued shares of the Company at the time of the granting of options under the Plan;

(b)	no more than 5% of the issued shares of the Company, calculated at the date the option is granted, may be granted to any one Optionee (as hereinafter defined) in any 12 month period;

(c)	no more than 2% of the issued shares of the Company, calculated at the date the option is granted, may be granted to any one Consultant in any 12 month period;

1 of 7

Incentive Stock Option Plan
April 2012 Revision

(d)
no more than an aggregate of 2% of the issued shares of the Company, calculated at the date the option is granted, may be granted to an Employee conducting "Investor Relations Activities" in any 12 month period.

(e)	The maximum number of shares issuable to Insiders of the Company:

i.	within any one year period, and
ii.	at any one time,

under the Plan, or when combined with all of the Company’s other security based compensation arrangements, can not exceed 10% of the Company’s total issued and outstanding securities.

5.	Eligibility

5.01	General

Options may be granted under the Plan to Eligible Persons (such option recipients collectively the "Optionees" and individually an "Optionee"). Subject to the provisions of the Plan, the total number of Optioned Shares to be made available under the Plan and to each Optionee, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be in the full and final discretion of the Board of Directors.

5.02	Limits on Non-Executive Director Participation.

The aggregate number of common shares of the Company which may be reserved for issuance to the non-executive directors of the Company shall not exceed the lesser of (x) a reserve of 1% of the number of common shares outstanding, together with other treasury-based equity compensation plans, if any, at any given point in time, and (y) an annual equity award value of CAD $100,000 per non-executive director.

6.	Terms and Conditions

All options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

6.01	Exercise price

The exercise price for the Optioned Shares underlying an option shall be determined by the Board of Directors but shall not, in any event, be less than the "Market Price" of the Company's common shares as traded on the Exchange at the date of grant (as that term is defined in TSX Company Manual), or such other price as may be agreed to by the Company and accepted by the Exchange.

2 of 7

Incentive Stock Option Plan
April 2012 Revision

6.02	Shareholder Approval Requirements for Amendments

In the event the Company wishes to amend the exercise price or extend the term of any options held by insiders of the Company, shareholder approval (excluding the votes of securities held directly or indirectly by insiders benefiting from such amendment) will be required prior to the exercise of any such options at the reduced exercise price or during such extended term.

Shareholder approval is also required for any changes to the Plan that (a) increases the number of shares reserved for issuance under the Plan or Plan maximum; (b) reduces the exercise price or cancels and reissues options or other entitlements of non-insider options; (d) extends the term of non-insider options beyond their original expiry; (e) permits options granted under the Plan to be transferred or assigned other than for normal estate purposes; or (f) amends the Plan’s amendment provisions.

6.03	Option Agreement

All options shall be granted under the Plan by means of an agreement (an "Option Agreement") between the Company and each Optionee in the form attached hereto as Schedule "A" or such other form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any one director or officer of the Company.

6.04	Length of Grant

Subject to sections 6.07, 6.11, 6.12, 6.13 and 6.14 all options granted under the Plan shall expire not later than that date which is 5 years from the date such options were granted.

6.05	Vesting of Options

Unless otherwise fixed by the Board of Directors at the time the particular options are granted, subject to sections 6.10, 6.11, 6.12 and 6.13, options shall vest over a two year period and may be exercised in whole or in part at any time from time to time as follows:

Period	Number of Stock Options Vested
6 months after the Date of Grant	1/4 of grant
On or after the first anniversary of the Date of Grant	1/4 of grant
18 months after the Date of Grant	1/4 of grant
On or after the second anniversary of the Date of Grant	1/4 of grant

6.06	Right to Postpone Exercise

Each Optionee, upon becoming entitled to exercise the option in respect of any Optioned Shares in accordance with the Option Agreement, shall thereafter be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the option rights granted thereunder in accordance with such Option Agreement.

3 of 7

Incentive Stock Option Plan
April 2012 Revision

6.07	Blackout Periods

The Company may from time to time impose trading blackouts during which directors, officers and employees of the Company may not trade in the securities of the Company. In the event that a trading blackout is imposed, Optionees subject to the blackouts are prohibited from not only buying or selling securities of the Company, but also from exercising options until such time as notice is formally given by the Company that trading may resume.

The term of any options which expire during a blackout period will be extended by 10 business days past the date of the cessation of the blackout period, notwithstanding that this may result in options being outstanding for longer than the five year period contemplated by section 6.04 of the Plan. Options that are expire during a blackout period and are not exercised by the end of the 10th business day following the end of the blackout period will be considered expired.

Notwithstanding the foregoing, the Board of Directors may determine in its sole discretion that the foregoing extension will not apply to options held by Optionees who are employees who have resigned or have been terminated without cause (as per Section 6.12). Optionees whose employment is terminated with cause during a blackout period are not eligible for any option term extension, without the consent of the Board.

The foregoing provisions respecting the extension of the exercise term of options during blackout periods apply only to blackout periods which are self-imposed by the Company.

6.08	Exercise and Payment

Any option granted under the Plan may be exercised by an Optionee or, if applicable, the legal representatives of an Optionee, giving notice to the Company specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Company) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice. Upon any such exercise of an option by an Optionee the Company shall cause the transfer agent and registrar of shares of the Company to promptly deliver to such Optionee or the legal representatives of such Optionee, as the case may be, a share certificate in the name of such Optionee or the legal representatives of such Optionee, as the case may be, representing the number of shares specified in the notice.

6.09	Non-Assignability of Options

An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by an Optionee other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Optionee only by such Optionee.

4 of 7

Incentive Stock Option Plan
April 2012 Revision

6.10	Rights of Optionees

The Optionees shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering) other than Optioned Shares in respect of which Optionees have exercised their option to purchase and which have been issued by the Company.

6.11	Alterations in Shares

In the event of a stock dividend, subdivision, redivision, consolidation, share reclassification (other than pursuant to the Plan), amalgamation, merger, corporate arrangement, reorganization, liquidation or the like of or by the Company, the Board of Directors may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event. If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company for those in another corporation is imminent, the Board of Directors may determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfilment of any conditions or restrictions on such exercise. All determinations of the Board of Directors under this section 6.11 shall be full and final.

6.12	Termination for Cause

Subject to section 6.13, if an Optionee ceases to be an Eligible Person as a result of having been dismissed from any such position for cause, all unexercised option rights of that Optionee under the Plan shall immediately become terminated and shall lapse, notwithstanding the original term of the option granted to such Optionee under the Plan.

6.13	Termination Other Than For Cause

If an Optionee other than a director ceases to be an Eligible Person for any reason other than as a result of having been dismissed for cause as provided in section 6.12 or as a result of the Optionee's death, such Optionee shall have the right for a period of 90 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to be an Eligible Person to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to be an Eligible Person. Upon the expiration of such 90 day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under the Plan. In the case of a director who is an Optionee and ceases to be an Eligible Person for any reason other than as a result of the Optionee's death, such Optionee shall have the right for a period of 90 days plus one month for each month the Optionee has served as a director of the Company (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to be an Eligible Person to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to be an Eligible Person.

5 of 7

Incentive Stock Option Plan
April 2012 Revision

If an Optionee engaged in providing Investor Relations Activities to the Company ceases to be employed in providing such Investor Relations Activities, such Optionee shall have the right for a period of 30 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to provide such Investor Relations Activities to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to provide such Investor Relations Activities. Upon the expiration of such 30-day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under the Plan.

6.14	Deceased Optionee

In the event of the death of any Optionee, the legal representatives of the deceased Optionee shall have the right for a period of one year (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of death of the deceased Optionee to exercise the deceased Optionee's option with respect to all of the Optioned Shares of the deceased Optionee to the extent they were exercisable on the date of death. Upon the expiration of such period all unexercised option rights of the deceased Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to the deceased Optionee under the Plan.

7.	Amendment and Discontinuance of Plan

Subject to receipt of applicable Exchange approval, the Board of Directors may from time to time amend or revise the terms of the Plan without further shareholder approval. Without limiting the generality of the foregoing, such amendments or revisions may include :

(a)	the addition of a provision for the cashless exercise of options, or a stock appreciation rights feature;

(b)	amendment of the blackout expiry provisions found in section 6.07;

(c)	amendment of vesting provisions of options granted pursuant to the Plan;

(d)	minor changes of a “housekeeping” nature;

(e)	a change to the termination provisions of options granted under the Plan which does not entail an extension beyond the original expiry date; and

(f)	changes to the method of how the market value of the securities are determined.

The Board of Directors may discontinue the Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to an Optionee under the Plan without the consent of that Optionee

8.	No Further Rights

Nothing contained in the Plan nor in any option granted hereunder shall give any Optionee or any other person any interest or title in or to any shares of the Company or any rights as a shareholder of the

6 of 7

Incentive Stock Option Plan
April 2012 Revision

Company or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Optionees any right to continue as an employee, officer, director or consultant of the Company or of any of its subsidiaries.

9.	Compliance with Laws

The obligations of the Company to sell shares and deliver share certificates under the Plan are subject to such compliance by the Company and the Optionees as the Company deems necessary or advisable with all applicable corporate and securities laws, rules and regulations and applicable Exchange requirements.

10.	Tax Withholdings

Notwithstanding any other provision contained herein, in connection with the exercise of an Option by an Optionee from time to time, as a condition to such exercise (i) the Company shall require such Optionee to pay to the Company or its relevant subsidiary an amount as necessary so as to ensure that the Company or such subsidiary, as applicable, is in compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions (the “Applicable Withholdings and Deductions”) relating to the exercise of such Options; or (ii) in the event a Optionee does not pay the amount specified in (i), the Company shall be permitted to engage a broker or other agent, at the risk and expense of the Optionee, to sell an amount of underlying Optioned Shares issuable on the exercise of such Option through the facilities of the Stock Exchange, and to apply the cash received on the sale of such underlying Optioned Shares as necessary so as to ensure that the Company or the relevant subsidiary, as applicable, is in compliance with the Applicable Withholdings and Deductions relating to the exercise of such Options. In addition, the Company or the relevant subsidiary, as applicable, shall be entitled to withhold from any amount payable to a Optionee, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Company or the relevant subsidiary is in compliance with Applicable Withholdings and Deductions relating to the exercise of such Options.

7 of 7